Hennessy Advisors, Inc. Announces Third Quarter Earnings of $0.06 Per Share and Declares Quarterly Dividend

NOVATO, Calif., Aug. 4, 2011 /PRNewswire/ -- Hennessy Advisors, Inc. (OTCBB: HNNA) today announced fully diluted earnings per share for Hennessy Advisors, Inc. of $0.06 for the third quarter which ended June 30, 2011, an increase of 20% versus the prior comparable period. While total assets under management increased by almost 9%, average assets decreased by over 1%, driving a corresponding decrease in total revenue versus the prior comparable period. However, net income increased by approximately 28% during the same period due to a reduction in expenses.

The Board of Directors of Hennessy Advisors, Inc. also today declared a quarterly cash dividend of 2.5 cents per share. The dividend will be paid on September 8, 2011 to shareholders of record as of August 18, 2011.

"Our business is lean and profitable and we remain very pleased with the solid financial performance of Hennessy Advisors, Inc. We are proud to report our third quarter earnings, which is the third consecutive quarter of improved earnings over the prior comparable period," said Neil Hennessy, President, Chairman and CEO of Hennessy Advisors, Inc. "For the past few years we have proven that Hennessy Advisors can perform well even in a difficult economic climate, and we are committed to delivering consistent results to our shareholders," he added. "The first nine months of our fiscal year have been defined by volatility, investor apathy and global unrest. However, U.S. corporations are reporting stronger earnings and at some point in time, we believe investors will return to the equity markets. We remain steadfastly focused on our long-range business plan, and we are optimistic that the economy will steadily improve, which should translate to continued growth of the company," noted Mr. Hennessy.

Hennessy Advisors, Inc.
Financial Highlights
Period to Period
	Three Months Ended
Third Quarter	Jun. 30, 2011	Jun. 30, 2010	$ Change	% Change
Total Revenue	$ 1,922,502	$ 1,964,026	$ (41,524)	-2.1%
Net Income	$ 352,272	$ 275,559	$ 76,713	27.8%
Earnings per share (diluted)	$ 0.06	$ 0.05	$ 0.01	20.0%
Weighted Average number of
shares outstanding (diluted)	5,700,878	5,722,016	(21,138)	-0.4%
Mutual Fund Average Assets
Under Management	$ 893,457,531	$ 906,579,221	$ (13,121,690)	-1.4%

At Period Ending Date	Jun. 30, 2011	Jun. 30, 2010	$ Change	% Change
Mutual Fund Total Assets
Under Management	$ 882,597,023	$ 812,594,965	$ 70,002,058	8.6%
Retained Earnings	$ 15,340,803	$ 14,967,863	$ 372,940	2.5%

About Hennessy Advisors, Inc.

Hennessy Advisors, Inc. is a publicly traded investment manager of a wide range of both domestic and international equity products. Hennessy Advisors, Inc. is committed to its consistent and repeatable investment process, combining time-tested stock selection strategies with a highly disciplined, team-managed approach, and to superior service to shareholders.

Supplemental Information

Nothing in this press release shall be considered a solicitation to buy or an offer to sell a security to any person in any jurisdiction where such offer, solicitation, purchase or sale would be unlawful under the securities laws of such jurisdiction.

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Neil Hennessy

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CONTACT: Media, Terry Nilsen, Hennessy Advisors, Inc., 1-800-966-4354, +1-415-899-1555